Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

CALUMET, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule (2)	Amount Registered (3)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(a)	8,324,784	$16.01	$133,279,791.84	0.00014760	$19,672.10

Total Offering Amounts					$133,279,791.84		$19,672.10

Total Fee Offsets							—

Net Fee Due							$19,672.10

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”), of Calumet, Inc. (the “Company”) that may become issuable under the Calumet, Inc. Amended and Restated Long-Term Incentive Plan (the “Plan”) as a result of any unit distribution, unit split, recapitalization or any other similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and based on the average of the high and low sale prices of the common units (“Common Units”) representing limited partnership interests of Calumet Specialty Products Partners, L.P. (the predecessor registrant to the Company) reported on The Nasdaq Global Select Market on July 3, 2024, which was $16.01 per Common Unit.

(3)	Represents shares of Common Stock reserved for issuance under the Plan.